Exhibit 99.1

IDEX Corporation to Acquire SFC Koenig AG
LAKE FOREST, IL-(BUSINESS WIRE) - July 28, 2016 - IDEX Corporation (NYSE:IEX) announced today that it has entered into a definitive agreement to acquire SFC KOENIG AG (“SFC KOENIG”), a global leader in the manufacturing of metal-to-metal seal and flow control solutions serving a variety of industries, for cash consideration based on an enterprise value of €217 million, subject to customary post-closing adjustments. SFC KOENIG, headquartered in Dietikon, Switzerland, produces highly engineered expanders and check valves for critical applications across the transportation, hydraulic, aviation and medical markets.
With additional locations in Germany, the United States and China, SFC KOENIG will operate as a part of the sealing solutions platform within IDEX’s Health and Science Technologies segment. The transaction is expected to close in approximately 30 to 45 days, subject to regulatory approvals and customary closing conditions.
Commenting on the transaction, IDEX Chairman and Chief Executive Officer Andy Silvernail stated, “SFC KOENIG’s highly engineered content and deep customer relationships are an excellent fit with the IDEX operating model, and the acquisition of SFC aligns nicely with our strategic initiative to pursue acquisition opportunities in the highly engineered sealing solutions space. We look forward to having SFC KOENIG become part of the IDEX sealing solutions platform.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. IDEX has annual revenues in excess of $2 billion and sells its products in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
Contacts:
IDEX Corporation
Heath A. Mitts, 847-498-7070
Senior Vice President - Chief Financial Officer